Exhibit 99.1

FIELDSTONE INVESTMENT CORPORATION

FOR IMMEDIATE RELEASE:	11000 BROKEN LAND PARKWAY, SUITE 600 COLUMBIA, MARYLAND 21044 TELEPHONE: 410-772-7200 FAX: 410-772-7299

CONTACT:
Robert G. Partlow, Chief Financial Officer
Fieldstone Investment Corporation
TEL: 410-772-5179
FAX: 410-772-7299
investors@fmcc.com

FIELDSTONE INVESTMENT CORPORATION

ANNOUNCES FOURTH QUARTER AND FULL YEAR 2004 OPERATING RESULTS

COLUMBIA, MARYLAND, February 16, 2005 – Fieldstone Investment Corporation (NASDAQ: FICC), a residential mortgage banking company operating as a REIT that owns a portfolio of residential mortgage loans and that originates, securitizes, sells, and services single-family residential mortgage loans, today announced its results of operations for the fourth quarter of 2004 and the year ended December 31, 2004.

Financial Highlights

•                  Net income for the fourth quarter of 2004 was $35.3 million or $0.72 per share (fully diluted), a $31.3 million increase from the third quarter of 2004 and a $29.0 million increase from the fourth quarter of 2003.  Net income for the full year 2004 was $65.6 million or $1.34 per share (fully diluted), a $17.8 million increase from the full year 2003.

•                  Fieldstone included in net income non-cash mark to market gains on its interest rate swap and cap agreements of $16.7 million for the fourth quarter of 2004, $20.5 million for the full year 2004 and $(3.4) million for the fourth quarter of 2003. These swap and cap agreements are economic hedges of the variable rate debt financing Fieldstone’s portfolio of non-conforming mortgages held for investment, but did not qualify for cash flow hedge accounting treatment under FASB Statement No. 133.

•                  The portfolio of non-conforming residential mortgage loans increased 15.1% to $4.8 billion at December 31, 2004 from $4.1 at September 30, 2004, as Fieldstone continued to execute its strategy of retaining non-conforming mortgage loans in a REIT structure.

•                  Net interest income after provision for loan losses increased 14.2% to $44.4 million for the fourth quarter of 2004 from $38.8 million in the third quarter of 2004.

•                  Fieldstone previously declared and paid cash dividends to its shareholders totaling $1.09 per share for 2004.

•                  Fieldstone funded $1.5 billion of non-conforming loans in the fourth quarter of 2004, a decrease of 9.0% compared to the third quarter of 2004, and a decrease of 5.0% compared to the fourth quarter of 2003.  Fieldstone funded $6.2 billion of non-conforming loans in 2004, an increase of 20.1% compared to 2003 and a record level for the Company.

“Fieldstone achieved much in 2004: we built our investment portfolio to $4.8 billion, we originated a record level of non-conforming loans, and we declared dividends of $1.09 per share to our shareholders.  While we experienced lower gross funding margins in 2004 as a result of rising interest rates and mortgage industry competition, we were pleased with the performance of the loans we retained for our portfolio and we will continue to build our investment portfolio and invest in our origination businesses in 2005.   We remain committed to originating high quality loans, operating efficiently, and focusing on customer service,” stated Michael J. Sonnenfeld, Fieldstone’s President and Chief Executive Officer.

-More-

Financial Results

Note: All prior period amounts include the effects of the previously announced restatement relating to cash flow hedge accounting.

Fieldstone’s net income for the fourth quarter of 2004 was $35.3 million, or $0.72 per share (fully diluted), an increase of $31.3 million from the $4.0 million, or $0.08 per share (fully diluted), from the third quarter of 2004, and an increase of $29.0 million from the $6.3 million, or $0.20 per share (fully diluted), from the fourth quarter of 2003.  For the full year 2004, net income was $65.6 million, or $1.34 per share (fully diluted), a $17.8 million, or 37.1%, increase from the $47.8 million for the full year 2003.

Fieldstone uses interest rate swap and cap agreements to create economic hedges of the variable rate debt financing its portfolio of non-conforming mortgages held for investment.  The agreements entered to date did not qualify for cash flow hedge accounting treatment under Statement of Financial Accounting Standards No. 133 (FAS 133).  Changes in the fair value of these agreements, which reflect the potential future cash settlements over the remaining lives of the agreements according to the market’s changing projections of interest rates, are recognized in the line item “Other Income (Expense) – Portfolio Derivatives” on the Consolidated Statements of Operations.  This single line item includes both the actual cash settlements related to the agreements that occurred during the period and recognition of the non-cash changes in the fair value of the agreements over the period.  The actual cash settlements include regular monthly payments or receipts under the terms of the swap agreements and amounts paid or received to terminate the agreements prior to maturity.  The amounts of cash settlements and non-cash changes in value that were included in the line item “Other Income (Expense) – Portfolio Derivatives” were:

($000)	4Q 2004	3Q 2004	4Q 2003	Year 2004	Year 2003
Non-Cash Changes in Fair Value	$16,736	$(12,120)	$(3,398)	$20,512	$(3,398)
Cash Settlements	(3,459)	(2,912)	—	(11,723)	—
Other income (expense) – portfolio
Derivatives	$13,277	$(15,032)	$(3,398)	$8,789	$(3,398)

Net interest income after provision for loan losses was $44.4 million for the fourth quarter of 2004, a 3.6% net interest margin, compared to $38.8 million for the third quarter of 2004, a 3.9% net interest margin, and $15.2 million for the fourth quarter of 2003, a 4.2% net interest margin. Net interest income after provision for loan losses was $135.7 million, a 3.9% net interest margin, for the year ended December 31, 2004, compared to $41.7 million, a 4.3% net interest margin, for the year ended December 31, 2003.  The growth in net interest income after provision for loan losses in dollars primarily was due to the increase in the portfolio of loans held for investment.  The net interest margin in basis points has declined from the level of the fourth quarter of 2003 as the yield on loans has been flat due to competitive pressures while the cost of financing has increased as market interest rates rose over that time.

For the fourth quarter of 2004, revenues from gain on sale of mortgages were $10.8 million, down from $14.2 million for the third quarter of 2004 and down from $21.8 million for the fourth quarter of 2003.  For the year ended December 31, 2004, revenues from gain on sale of mortgages was $52.1 million, a 55.8% decrease from $117.9 million for the same period in 2003. These decreases in gain on sale revenues were due primarily to (i) the lower percentage of funded loans sold in 2004, as loans were retained for the held for investment portfolio, and (ii) a 0.4% decline in the gain on sale margin during 2004.  The gain on sale margin was 1.4% for the fourth quarter of 2004, down from 1.6% for the third quarter of 2004 and the fourth quarter of 2003.  The gain on sale margin was 1.5% for the full year 2004, down from 1.9% for the full year 2003.  The quarter-to-quarter and year-over-year decline in gain on sale margin was primarily due to generally rising interest rates, price competition and the sale of proportionately more conforming loans, fixed rate loans and second lien mortgages, which generally have lower sales margins.

Total expenses were $34.6 million for the fourth quarter of 2004 compared to $33.6 million for the third quarter of 2004.  Total expenses were $130.8 million for the full year 2004, compared to $114.2 million for the full year 2003.  Fieldstone incurred higher total expenses in 2004 than in 2003 as a result of (i) personnel hired to manage its investment portfolio, (ii) increased costs due to its changed ownership structure, (iii) expenses associated with opening additional branches in 2004, (iv) increased marketing expenses for its non-conforming retail branches and (v) expenses associated with servicing the loans in the portfolio, including third-party servicing fees.  Fourth quarter 2003 total expenses included the one time $16.2 million change of control expense incurred in connection with the change in capital structure in the fourth quarter of 2003.

Fieldstone’s cost to originate as a percentage of total mortgage fundings increased to 2.51% for the fourth quarter of 2004 from 2.32% for the third quarter of 2004 and 2.25% for the fourth quarter of 2003.  Fieldstone’s cost to originate as a percentage of total mortgage fundings increased to 2.41% for the full year 2004 from 2.06% for the full year 2003.  These increases in cost to originate were due primarily to (i) higher corporate overhead costs, including the costs of becoming a publicly traded company, (ii) increased costs in the conforming division due to a combination of lower volume and increased competitive pressures, and (iii) increased costs in the retail non-conforming division due to increased competitive pressures which resulted in lower fees collected and higher marketing and personnel costs. Cost to originate is a non-GAAP financial measure within the meaning of Regulation G promulgated by the Securities and Exchange Commission. As required by Regulation G, a reconciliation of cost to originate to the most directly comparable measure under generally accepted accounting principles (“GAAP”), which is total expenses, is provided in Schedule 1 attached to this press release.

Mortgage Loan Fundings

Quarterly Loan Fundings

($000)	4Q 2004	3Q 2004	2Q 2004	1Q 2004	4Q 2003
Total Non-Conforming	$1,536,512	$1,687,570	$1,675,854	$1,285,109	$1,617,549
Total Conforming	313,638	301,269	365,845	309,450	318,242
Total Fundings	$1,850,150	$1,988,839	$2,041,699	$1,594,559	$1,935,791

Monthly Loan Fundings (July-December 2004 and January 2005)

($000)	January	December	November	October	September	August	July
Total Non-Conforming	$335,578	$490,775	$508,495	$537,242	$521,289	$589,652	$576,629
Total Conforming	$86,557	96,754	109,077	107,807	106,969	107,662	86,638
Total Fundings	$422,135	$587,529	$617,572	$645,049	$628,258	$697,314	$663,267

Non-conforming mortgage loan fundings were $1.5 billion in the fourth quarter of 2004, a 9.0% decrease compared to the third quarter of 2004, and a 5.0% decrease compared to the fourth quarter of 2003.  The quarter to quarter decrease of non-conforming loan fundings was primarily due to the combination of a rising rate environment and price competition. Non-conforming mortgage loan fundings were $6.2 billion in 2004, a 20.1% increase from the $5.1 billion of non-conforming loan fundings in 2003. This year-over-year increase of non-conforming loan fundings is the result of the addition of new non-conforming origination offices and the hiring and training of new origination personnel in existing offices.

Conforming mortgage loan fundings were $313.6 million in the fourth quarter of 2004, a 4.1% increase compared to the third quarter of 2004 and a 1.4% decrease compared to the fourth quarter of 2003.  Conforming mortgage loan fundings were $1.3 billion in 2004, a 42.0% decrease from the $2.2 billion of conforming loans fundings in 2003.  The decline in conforming fundings in 2004 compared with the prior year is consistent with an industry-wide reduction in the conforming loan refinance business in 2004.

Total fundings were $1.9 billion in the fourth quarter of 2004, a 7.0% decrease compared to the third quarter of 2004, and a 4.4% decrease compared to the fourth quarter of 2003.  Total fundings were $7.5 billion in 2004, a 1.4% increase from the $7.4 billion of total fundings in 2003, and a full-year record for the Company.

Fieldstone’s January 2005 production declined from the 2004 fourth quarter average monthly levels primarily due to a rising interest rate environment, increased price competition and seasonal origination factors. Fieldstone’s fundings in January 2004 were $435 million, $358 million of non-conforming loans and $77 million of conforming loans.

Loans Held for Investment

($000)	4Q 2004	3Q 2004	2Q 2004	1Q 2004
Beginning Principal Balance	$4,110,927	$3,136,935	$2,116,415	$1,319,123
Loans Funded for Investment	962,501	1,210,648	1,105,395	833,646
Less: Loan Repayments	(334,221)	(234,587)	(84,875)	(36,354)
Transfers to Real Estate Owned	(4,144)	(2,069)	—	—
Ending Principal Balance	4,735,063	4,110,927	3,136,935	2,116,415
Plus: Net Deferred Loan Orig. (Fees)/Costs	39,693	35,026	25,551	16,477
Ending Balance Loans Held for Investment	4,774,756	4,145,953	3,162,486	2,132,892
Allowance for Loan Losses	(22,648)	(16,700)	(11,034)	(4,257)
Ending Balance Loans Held for Investment, Net	$4,752,108	$4,129,253	$3,151,452	$2,128,635

The investment portfolio of non-conforming loans increased to $4.8 billion as of December 31, 2004, an increase of $0.6 billion, or 15.1%, from September 30, 2004 and an increase of $3.4 billion, or 258.2%, from December 31, 2003.  During the fourth quarter of 2004, loan repayments increased to $334.2 million from $234.6 million during the previous quarter due to the continued seasoning of the portfolio, the related increase in static pool prepayment speeds, and the increase in the size of the portfolio.

At December 31, 2004, $79.9 million, or 1.7%, of loans held for investment were seriously delinquent (60+ days past due and loans in the process of foreclosure), compared to $47.8 million, or 1.2%, at September 30, 2004, and $5.1 million, or 0.4%, at December 31, 2003.  Fieldstone anticipates that delinquent loans will continue to increase (in principal balance and as a percentage of the portfolio), consistent with industry expectations, as the portfolio grows and the loans continue to season.  Fieldstone’s most seasoned securitized pool of mortgage loans (FMIC 2003-1), the average seasoning of which was seventeen months as of December 31, 2004, had 3.4% of the current principal balances of seriously delinquent loans at the end of 2004 and had experienced life-of-pool aggregate losses of $342,423, or 0.07% of the original principal balance, through December 31, 2004.

The delinquency status of loans held for investment at December 31, 2004 and September 30, 2004 was as follows:

	December 31, 2004			September 30, 2004
($000)	Principal Balance	% of Total	# of Loans	Principal Balance	% of Total	# of Loans
Current	$4,424,418	93.4%	22,436	$3,896,179	94.8%	19,891
30 days past due	230,787	4.9%	1,417	166,942	4.0%	1,027
60 days past due	38,713	0.8%	246	18,488	0.5%	136
90+ days past due	15,487	0.3%	118	14,348	0.3%	93
In process of foreclosure	25,658	0.6%	174	14,970	0.4%	94
Total	$4,735,063	100.0%	24,391	$4,110,927	100.0%	21,241

Allowance for loan losses for loans held for investment at December 31, 2004 was $22.6 million compared to $16.7 million at September 30, 2004, which represents 0.48% of the principal balance of the loans held for investment at December 31, 2004, compared to 0.41% of the principal balance of the loans held for investment at September 30, 2004.

Loans Held for Sale

($000)	4Q 2004	3Q 2004	2Q 2004	1Q 2004	4Q 2003
Beginning Principal Balance	$257,172	$348,005	$320,071	$508,312	$728,128
Loans Funded	887,649	778,191	936,304	760,913	1,106,668
Less: Loans Sold	(783,593)	(868,868)	(905,469)	(941,848)	(1,322,820)
Loans Paid Off /Other	(4,820)	(156)	(2,901)	(7,306)	(3,664)
Ending Principal Balance	356,408	257,172	348,005	320,071	508,312
Plus: Net Deferred Loan Origination
(Fees/Costs)	2,536	2,216	2,879	3,063	3,847
Valuation Allowances	(1,894)	(2,621)	(1,397)	(1,248)	(1,775)
Ending Balance Loans Held for Sale	$357,050	$256,767	$349,487	$321,886	$510,384

Loans held for sale were $357.1 million at December 31, 2004, compared to $256.8 million at September 30, 2004 and $510.4 million at December 31, 2003.  Loans held for sale consisted of all conforming loans funded, together with the non-conforming loans not held for investment, including all fixed rate loans, all second lien loans and certain ARM loans.

Liquidity

During 2004, Fieldstone invested the proceeds from its fourth quarter of 2003 equity offering into its investment portfolio of residential mortgage loans.  Accordingly, short-term liquidity, defined as cash plus unpledged available collateral, was $255 million at December 31, 2004, a decrease from $462 million at December 31, 2003, as the company invested working capital to build its portfolio of mortgage loans.

Fieldstone’s maximum capacity under its warehouse and repurchase lines of credit is outlined in the table below:

($ billions)	December 31, 2004	December 31, 2003
Committed warehouse facilities	$1.8	$1.5
Uncommitted warehouse facilities	0.1	0.2
Total warehouse capacity	1.9	1.7
Less: borrowings outstanding	0.7	1.0
Available warehouse capacity	$1.2	$0.7

Income Taxes

Fieldstone recognized an income tax benefit of $0.8 million and a $0.2 million charge for non-deductible expenses, for a net benefit of $0.6 million during the fourth quarter of 2004, related to the $2.1 million pretax net loss of Fieldstone Mortgage Company (FMC), Fieldstone’s taxable REIT subsidiary (TRS). Fieldstone recognized income tax expense of $4.0 million for the year ended December 31, 2004, related to FMC’s pretax earnings of $10.1 million for the year 2004.  Based on the 2004 geographic mix of business, the effective tax rate on FMC’s pretax earnings is 39.3%, which is a slight increase over the 39.0% effective tax rate that Fieldstone calculated in the prior year.

Distributions

To maintain its status as a REIT, Fieldstone is required to distribute at least 90% of its REIT taxable income each year to its shareholders.  Fieldstone’s consolidated GAAP net income may differ from its REIT taxable income primarily for the following reasons:

1)              the provision for loan loss expense recognized for GAAP purposes is based upon Fieldstone’s estimate of probable loan losses for Fieldstone’s portfolio as of December 31, 2004, for which Fieldstone has not yet recorded a charge-off; tax accounting rules allow a deduction for loan losses only in the period when a charge-off occurs,

2)              the mark-to-market valuation changes to Fieldstone’s interest rate swap derivatives recognized for GAAP purposes are not recognized for tax accounting,

3)              there are differences between GAAP and tax methodologies for capitalization of origination expenses and recognition of equity-based compensation expenses, and

4)              income of the TRS is included in the REIT’s earnings for GAAP purposes; tax accounting rules for REIT taxable income do not provide for a REIT to recognize income of the TRS until the TRS pays a dividend to the REIT.

Fieldstone preliminarily estimates that its REIT taxable income for 2004 will approximate its consolidated GAAP net income for 2004.

Fieldstone paid a dividend of $0.07 per share in May for the first quarter of 2004, a dividend of $0.24 per share in August for the second quarter of 2004, a dividend of $0.34 per share in November for the third quarter of 2004 and a dividend of $0.44 per share in January 2005 for the fourth quarter of 2004.  In the aggregate, Fieldstone declared dividends of $1.09 per share for 2004.  The dividend paid in January 2005 is included as 2004 income for Fieldstone’s shareholders.

Fieldstone estimates that all of its 2004 dividends will be classified as ordinary income for tax purposes, rather than as qualified dividends, and $0.79 per share of the total $1.09 per share of 2004 dividends paid will be deemed excess inclusion income for taxpayers subject to the Unrelated Business Income Tax (“UBIT”).  Fieldstone believes most of its shareholders are not subject to UBIT and consequently will not be affected by a portion of Fieldstone’s dividend being classified as excess inclusion income under federal tax rules, however:

1)              Tax-exempt shareholders (other than certain government-related entities) will typically be subject to UBIT and will need to pay tax on the portion of their dividend classified as excess inclusion income; and

2)              Shareholders typically may not offset the portion of their dividends classified as excess inclusion income with net operating losses.

Fieldstone recommends that shareholders discuss the tax consequences of their investment, including the proper tax treatment of any excess inclusion income, with their tax advisor.

Conference Call

Fieldstone will hold a conference call on Thursday, February 17, 2005 at 11:00 a.m. Eastern time to discuss its fourth quarter and year end 2004 operating results.

The conference call may be accessed as follows:

US/Canada Dial-in:              (800) 804-7191

Int’l/Local Dial-in:                (706) 643-1853

Tell the operator you are calling for the “Fieldstone” conference call.   The ID # for the call is 4051024.

If you are interested in listening to the conference call via the Internet, you may do so by going to Fieldstone’s website at www.fieldstoneinvestment.com, selecting the Investor Relations tab, choosing “Live Webcast” and then following the related instructions.

About Fieldstone

Fieldstone Investment Corporation, headquartered in Columbia, Maryland, is a residential mortgage banking company that has a portfolio of residential mortgage loans and that originates, securitizes, sells and services residential mortgage loans in the United States, directly or through its mortgage origination subsidiary.  Fieldstone has elected to be taxed as a real estate investment trust (REIT) for federal income tax purposes.  Fieldstone’s residential mortgage origination subsidiary, Fieldstone Mortgage Company, originates loans through wholesale and retail business channels through its network of independent mortgage brokers and retail branch offices located throughout the United States.

For more information or a copy of the press release, visit www.FieldstoneInvestment.com.

Information Regarding Forward Looking Statements

This press release may include “forward-looking statements” within the meaning of the federal securities laws and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Although Fieldstone believes that the expectations reflected in these forward-looking statements are based on reasonable assumptions, it can give no assurance that its expectations will be achieved. Actual results may differ materially from those indicated by such forward-looking statements due to a variety of risks and uncertainties, many of which are beyond Fieldstone’s ability to control or predict, including (i) Fieldstone’s ability to successfully implement its portfolio strategy; (ii) changes in overall economic conditions and fluctuating or rising interest rates; (iii) Fieldstone’s ability to sustain loan originations at levels sufficient to absorb costs of production and operational costs; (iv) continued availability to Fieldstone of credit facilities and access to the securitization markets or other funding sources; (v) deterioration in the credit quality of Fieldstone’s loan portfolio; (vi) lack of access to the capital markets for additional funding; (vii) challenges in successfully expanding Fieldstone’s origination and servicing platform and technological capabilities; (viii) Fieldstone’s ability to satisfy complex rules in order to qualify as a REIT for federal income tax purposes; (ix) the ability of Fieldstone’s subsidiary to qualify as a taxable REIT subsidiary for federal income tax purposes and Fieldstone’s ability and the ability of its subsidiary to operate effectively within the limitations imposed by these rules; (x) changes in federal income tax laws and regulations applicable to REITs; (xi) unfavorable changes in capital market conditions; (xii) future litigation developments; (xiii) competitive conditions applicable to Fieldstone’s industry; (xiv) changes in the applicable legal and regulatory environment; (xv) the impact of changes to the fair value of our interest rate swaps on our net income, which will vary based upon changes in interest rates and could cause our net income to vary significantly from quarter to quarter; and (xvi) other risks and uncertainties detailed from time to time in Fieldstone’s filings with the SEC. These statements are made as of the date of this press release, and Fieldstone undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

FIELDSTONE INVESTMENT CORPORATION AND SUBSIDIARIES

Consolidated Statements of Condition

(In thousands, except share data)

	December 31, 2004	September 30, 2004	December 31, 2003
	(Unaudited)	(Unaudited)
Assets
Cash	$61,681	$32,252	$158,254
Restricted cash	4,022	16,584	12,050
Mortgage loans held for sale, net	357,050	256,767	510,384
Mortgage loans held for investment	4,774,756	4,145,953	1,328,919
Allowance for loan losses – loans held for investment	(22,648)	(16,700)	(2,078)
Mortgage loans held for investment, net	4,752,108	4,129,253	1,326,841
Accounts receivable	9,326	7,139	2,701
Accrued interest receivable	22,420	23,550	5,550
Trustee receivable	91,082	58,241	6,424
Prepaid expenses and other assets	20,172	13,447	7,210
Derivative assets, net	20,161	3,448	860
Deferred tax asset, net	15,880	18,821	17,462
Furniture and equipment, net	9,815	9,709	5,145
Total assets	$5,363,717	$4,569,211	$2,052,881

Liabilities and Shareholders’ Equity
Liabilities:
Warehouse financing – loans held for sale	$188,496	$98,796	$450,456
Warehouse financing – loans held for investment	521,506	1,241,026	537,132
Securitization financing	4,050,786	2,644,777	487,222
Reserve for losses – loans sold	33,302	32,405	31,965
Dividends payable	21,501	—	—
Accounts payable and accrued expenses	21,788	22,802	32,552
Total liabilities	4,837,379	4,039,806	1,539,327

Commitments and contingencies	—	—	—

Shareholders’ equity:
Common stock $0.01 par value; 90,000,000 shares authorized; 48,855,876, 48,852,460, and 48,835,860 shares issued as of December 31, 2004, September 30, 2004 and December 31, 2003, respectively	489	488	488
Paid-in capital	497,147	497,817	498,230
Accumulated earnings	34,687	37,538	22,378
Unearned compensation	(5,985)	(6,438)	(7,542)
Total shareholders’ equity	526,338	529,405	513,554
Total liabilities and shareholders’ equity	$5,363,717	$4,569,211	$2,052,881

FIELDSTONE INVESTMENT CORPORATION AND SUBSIDIARIES

Consolidated Statements of Operations

(In thousands, except share and per share data)

	Three Months Ended			Years Ended
	December 31,	September 30,	December 31,	December 31,	December 31,
	2004	2004	2003	2004	2003
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Revenues:
Interest income:
Loans held for investment	$76,321	$60,141	$12,930	$206,460	$17,749
Loans held for sale	6,280	6,445	11,524	25,316	49,118
Total interest income	82,601	66,586	24,454	231,776	66,867
Interest expense:
Loans held for investment	30,334	20,274	3,184	69,039	5,137
Loans held for sale	1,227	1,543	3,893	5,498	17,424
Subordinate revolving line	—	—	160	—	510
Total interest expense	31,561	21,817	7,237	74,537	23,071
Net interest income	51,040	44,769	17,217	157,239	43,796
Provision for loan losses – loans held for investment	6,678	5,921	2,027	21,556	2,078
Net interest income after provision for loan losses	44,362	38,848	15,190	135,683	41,718
Gains on sales of mortgage loans, net	10,791	14,238	21,822	52,147	117,882
Other income (expense) - portfolio derivatives	13,277	(15,032)	(3,398)	8,789	(3,398)
Fees and other income	816	1,067	881	3,714	3,188
Total revenues	69,246	39,121	34,495	200,333	159,390

Expenses:
Salaries and employee benefits	19,498	20,690	33,846	81,915	84,227
Occupancy	2,283	1,733	1,449	7,083	5,078
Depreciation and amortization	999	633	453	2,760	1,570
Servicing fees	2,661	1,912	213	6,499	213
General and administration	9,116	8,666	7,545	32,546	23,086
Total expenses	34,557	33,634	43,506	130,803	114,174

Income (loss) before income taxes	34,689	5,487	(9,011)	69,530	45,216
Provision for income tax expense (benefit)	(572)	1,536	(15,352)	3,966	(2,616)
Net income	$35,261	$3,951	$6,341	$65,564	$47,832

Earnings per share of common stock:
Basic:	$0.72	$0.08	$0.20	$1.34	$2.48
Diluted:	$0.72	$0.08	$0.20	$1.34	$2.47

Basic weighted average common shares outstanding	48,333,975	48,327,338	32,014,497	48,328,271	19,288,586
Diluted weighted average common shares outstanding	48,374,730	48,481,516	32,316,588	48,370,502	19,364,729

FIELDSTONE INVESTMENT CORPORATION AND SUBSIDIARIES

Supplemental Data

(Unaudited; dollars in thousands)

	Three Months Ended			Year Ended
	12/31/04	9/30/04	12/31/03	12/31/04	12/31/03
Fundings
Non-Conforming fundings	$1,536,512	$1,687,570	$1,617,549	$6,185,045	$5,148,182
Conforming fundings	313,638	301,269	318,242	1,290,202	2,223,868
Total mortgage fundings	$1,850,150	$1,988,839	$1,935,791	$7,475,247	$7,372,050

Non-Conforming Loan Fundings Statistics
Weighted average interest rate	7.2%	7.3%	7.3%	7.2%	7.3%
Weighted average credit score	652	652	657	652	653
Weighted average loan to value	84.1%	84.3%	85.7%	84.5%	86.0%
Full documentation	55.2%	58.4%	45.5%	59.4%	55.0%

Mortgage Loan Sales Statistics
Mortgage sales
Non-Conforming loan sales	$476,407	$583,078	967,181	$2,220,609	$3,989,664
Conforming loan sales	307,186	285,790	355,639	1,279,169	2,372,853
Total mortgage sales	$783,593	$868,868	1,322,820	$3,499,778	$6,362,517

Weighted average whole loan sales price over par
Non-Conforming sales	2.9%	3.0%	3.5%	3.1%	3.8%
Conforming sales	2.1%	2.1%	1.9%	2.0%	2.0%
Total	2.6%	2.7%	3.0%	2.7%	3.1%

Average hedge gain (loss) on whole loan sales
Non-Conforming sales	0.11%	(0.41)%	(0.04)%	(0.11)%	(0.09)%
Conforming sales	(0.13)%	(0.16)%	0.01%	(0.05)%	0.02%
Total	0.01%	(0.33)%	(0.03)%	(0.09)%	(0.05)%

Provision for loan losses - loans sold (1)	0.2%	0.0%	0.4%	0.3%	0.4%

Gain on sale margin (2)	1.4%	1.6%	1.6%	1.5%	1.9%

Yield Analysis
Yield analysis - loans held for investment
Yield on loans held for investment	6.7%	6.5%	6.6%	6.6%	6.6%
Cost of financing for loans held for investment	2.8%	2.3%	2.1%	2.4%	2.3%
Net yield on loans held for investment	4.0%	4.3%	5.0%	4.4%	4.7%

Yield on loans held for investment after provision for loan losses	3.5%	3.7%	3.9%	3.7%	3.9%

Yield analysis - loans held for sale
Yield on loans held for sale	7.1%	7.4%	6.9%	7.2%	7.0%
Cost of financing for loans held for sale	3.3%	2.7%	2.8%	2.6%	2.8%
Net yield on loans held for sale	5.7%	5.6%	4.5%	5.6%	4.5%

Yield analysis - loans held for investment and loans held for sale
Yield - net interest income after provision for loan losses	3.6%	3.9%	4.2%	3.9%	4.3%

Net cash settlements received (paid) - portfolio derivatives (3)	(0.3)%	(0.3)%	—	(0.4)%	—

Operating Ratios
Debt to capital	9.0	7.5	2.9	9.0	2.9
Return on average equity (annualized for quarterly periods)	26.7%	3.0%	9.0%	12.5%	44.4%
Return on average assets (annualized for quarterly periods)	2.8%	0.4%	1.7%	1.8%	4.8%
Average equity as a percentage of average assets	10.4%	12.5%	18.8%	14.4%	10.7%
Cost to originate as % of volume (4)	2.51%	2.32%	2.25%	2.41%	2.06%
Total expenses as a percentage of average assets (annualized for quarterly periods)	2.7%	3.2%	11.6%	3.6%	11.4%
Efficiency ratio	49.9%	86.0%	126.1%	65.3%	71.6%
Book value per share	$10.77	$10.84	$10.52	$10.77	$10.52

	Three Months Ended			Year Ended
	12/31/04	9/30/04	12/31/03	12/31/04	12/31/03

Statements of Condition Data
Mortgage loans held for sale, net
Non-Conforming loans	$254,368	$154,824	$404,099	$254,368	$404,099
Conforming loans	102,682	101,943	106,285	102,682	106,285
Total	$357,050	$256,767	$510,384	$357,050	$510,384

Mortgage loans held for sale, net - seriously delinquent (5)	1.0%	1.7%	0.4%	1.0%	0.4%

Mortgage loans held for investment, net
Loans to be securitized	$583,924	$1,408,855	$835,271	$583,924	$835,271
Loans securitized	4,168,184	2,720,098	491,570	4,168,184	491,570
Total	$4,752,108	$4,128,953	$1,326,841	$4,752,108	$1,326,841

Mortgage loans held for investment, net - seriously delinquent (5)	1.7%	1.2%	0.4%	1.7%	0.4%

Weighted average credit score - mortgage loans held for investment	650	649	653	650	653

Average Balance Data
Mortgage loans held for sale	$344,048	$340,087	$657,435	$347,513	$695,890
Mortgage loans held for investment	4,454,724	3,602,695	769,173	3,072,684	266,558
Warehouse financing - loans held for sale	146,250	222,459	551,361	204,464	619,795
Warehouse financing - loans held for investment	643,881	697,437	124,055	616,181	102,548
Securitization financing	3,637,264	2,762,324	459,512	2,251,980	115,822
Total assets	5,065,893	4,187,111	1,504,374	3,637,818	1,005,335
Total equity	528,234	524,292	282,153	523,398	107,714

(1)   Calculated as provision for loan losses - loans sold divided by mortgage sales. The provision is recorded as a reduction of gain on sale of loans.

(2)   Gain on sale margin is calculated as gains on sales of mortgage loans, net divided by total sales.

(3)   Calculated as net cash settlements on existing derivatives and net cash settlements incurred or paid to terminate derivatives prior to final maturity (a component of “Other Income (Expense) - Portfolio Derivatives”) divided by average loans held for investment debt.

(4)   Cost to originate as a percentage of volume is calculated as cost to originate divided by fundings. A reconciliation of cost to originate to total expenses is provided on Schedule 1 on page 12 of this press release.

(5)   Seriously delinquent is defined as 60 plus days past due and loans in the process of foreclosure.

FIELDSTONE INVESTMENT CORPORATION AND SUBSIDIARIES

Schedule 1

The following table is a reconciliation of cost to originate and total cost to produce to total expenses in the consolidated statements of operations, presented in accordance with GAAP. Fieldstone believes that the presentation of cost to originate and total cost to produce provides useful information to investors regarding financial performance because these measures include additional costs to originate mortgage loans, both recognized when incurred and deferred costs, that are not all included in GAAP total expenses.  The presentation of cost to originate and total cost to produce is not meant to be considered in isolation or as a substitute for financial results prepared in accordance with GAAP.

	Three Months Ended			Year Ended
(Dollars in 000s)	12/31/04	9/30/04	12/31/03	12/31/04	12/31/03

Total expenses	$34,557	$33,634	$43,506	$130,803	$114,174
Deferred origination costs	12,829	14,434	15,100	52,634	50,725
Premiums paid, net of fees collected	5,086	4,248	2,931	17,324	8,671
Corporate administration - REIT and portfolio costs	(1,758)	(2,585)	—	(8,181)	—
Servicing costs - internal and external	(3,398)	(2,690)	(908)	(9,484)	(2,609)
Brokered loan fees	(797)	(978)	(841)	(3,245)	(3,144)
Change of control expenses	—	—	(16,225)	—	(16,225)
Cost to originate	46,519	46,063	43,563	179,851	151,592
Corporate administration - REIT and portfolio costs	1,758	2,585	—	8,181	—
Total cost to produce	$48,277	$48,648	$43,563	$188,032	$151,592

Total mortgage fundings	1,850,150	1,988,839	1,935,791	7,475,247	7,372,050

Cost to originate as % of volume	2.51%	2.32%	2.25%	2.41%	2.06%
Total cost to produce as % of volume	2.61%	2.45%	2.25%	2.52%	2.06%

Costs as a % of Total Mortgage Fundings

Total expenses	1.87%	1.69%	2.25%	1.75%	1.55%
Deferred origination costs	0.69%	0.73%	0.78%	0.71%	0.69%
Premiums paid, net of fees collected	0.27%	0.21%	0.15%	0.23%	0.12%
Corporate administration - REIT and portfolio costs	(0.10)%	(0.13)%	0.00%	(0.11)%	0.00%
Servicing costs - internal and external	(0.18)%	(0.13)%	(0.05)%	(0.13)%	(0.04)%
Brokered loan fees	(0.04)%	(0.05)%	(0.04)%	(0.04)%	(0.04)%
Change of control expenses	0.00%	0.00%	(0.84)%	0.00%	(0.22)%
Cost to originate	2.51%	2.32%	2.25%	2.41%	2.06%
Corporate administration - REIT and portfolio costs	0.10%	0.13%	0.00%	0.11%	0.00%
Total cost to produce	2.61%	2.45%	2.25%	2.52%	2.06%